As filed with the Securities and Exchange Commission on June 1, 2010

Registration No. 333-152381

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

under

THE SECURITIES ACT OF 1933

RISKMETRICS GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	20-8175809
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

One Chase Manhattan Plaza, 44th Floor

New York, New York 10005

(Address of principal executive offices) (Zip Code)

RISKMETRICS GROUP, INC. 2000 STOCK OPTION PLAN

RISKMETRICS GROUP, INC. 2004 STOCK OPTION PLAN

INSTITUTIONAL SHAREHOLDER SERVICES HOLDINGS, INC. EQUITY INCENTIVE PLAN

RISKMETRICS GROUP, INC. 2007 OMNIBUS INCENTIVE COMPENSATION PLAN

(each as amended from time to time)

(Full title of the plans)

Steven E. Friedman, Esq.

General Counsel

One Chase Manhattan Plaza, 44th Floor

New York, New York 10005

(Name and address of agent for service)

(212) 981-7475

(Telephone number, including area code, of agent for service)

With a copy to:

Eric M. Lerner, Esq.

Kramer Levin Naftalis & Frankel LLP

1177 Avenue of the Americas

New York, New York 10036

(212) 715-9494

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐		Accelerated filer	☒
Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☐

TERMINATION OF REGISTRATION

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”), filed by RiskMetrics Group, Inc., a Delaware corporation (the “Company”), removes from registration all shares of the Company’s Common Stock, par value $0.01 per share (the “Common Stock”) registered under the Registration Statement on Form S-8 (File No. 333-152381) filed by the Company on July 17, 2008 (the “Registration Statement”) with the Securities and Exchange Commission, that remain unsold and unissued upon the termination of the offering covered by the Registration Statement described below.

On February 28, 2010, the Company entered into an Agreement and Plan of Merger with MSCI Inc., a Delaware corporation (“MSCI”), and Crossway Inc., a Delaware corporation and a wholly owned subsidiary of MSCI (“Purchaser”), providing for, among other things, the merger of Purchaser with and into the Company (the “Merger”), with the Company continuing as the surviving corporation and wholly owned subsidiary of MSCI.

On June 1, 2010, the Merger became effective as a result of the filing of a Certificate of Merger with the Secretary of State of the State of Delaware. As a result of the Merger, the Company has terminated all offerings of its securities pursuant to the Registration Statement. Effective upon filing hereof, the Company hereby removes from registration all shares of Common Stock registered under the Registration Statement that remain unsold and unissued as of the date of this Post-Effective Amendment.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on the 1st day of June, 2010.

RISKMETRICS GROUP, INC.

By:	/S/ M. Ethan Berman
M. Ethan Berman
Chief Executive Officer & Director

Pursuant to the requirements of the Securities Act, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ M. Ethan Berman	Chief Executive Officer & Director (Principal Executive Officer)	May 28, 2010
M. Ethan Berman

/s/ David M. Obstler	Chief Financial Officer (Principal Financial Officer)	May 28, 2010
David M. Obstler

/s/ Eric Daniels	Director of Finance	May 28, 2010
Eric Daniels	(Principal Accounting Officer)

/s/ Lovida H. Coleman, Jr.	Director	May 25, 2010
Lovida H. Coleman Jr.

/s/ Philip Duff	Director	May 21, 2010
Philip Duff

/s/ Rene M. Kern	Director	May 28, 2010
Rene M. Kern

/s/ Stephanie Hanbury-Brown	Director	May 25, 2010
Stephanie Hanbury-Brown

/s/ Christopher Mitchell	Director	May 28, 2010
Christopher Mitchell

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/s/ Frank Noonan	Director	May 28, 2010
Frank Noonan

/s/ Thomas A. Renyi	Director	May 28, 2010
Thomas A. Renyi

/s/ Lynn Sharp Paine	Director	May 25, 2010
Lynn Sharp Paine

/s/ Stephen Thieke	Director	May 28, 2010
Stephen Thieke

/s/ Robert Trudeau	Director	May 25, 2010
Robert Trudeau

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